Exhibit 5.3

CONSENT OF MCMILLAN LLP

We hereby consent to references to our firm name on the cover page and under the headings “Eligibility for Investment” and “Legal Matters” in this Registration Statement on Form F-10 filed by Denison Mines Corp. with the United States Securities and Exchange Commission, and to our opinion under the heading “Eligibility for Investment”.

In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder.

/s/ McMillan LLP

British Columbia, Canada

March 25, 2020